TEXAS UTILITIES COMPANY
          ENERGY PLAZA . 1601 BRYAN STREET . DALLAS, TEXAS 75201 .
          (214) 812-4600                                             News
                                                                    Release
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          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------


                         FINAL REGULATORY CLEARANCE RECEIVED


               DALLAS, TEXAS  - APRIL  24, 1998  - Texas Utilities  Company

          (NYSE:TXU)  announces  that   it  received  yesterday   the  only

          remaining specific regulatory consent  required for the  purposes of  the  Texas Utilities  Offer,  namely that  required  from The

          Federal Energy  Regulatory Commission  (FERC) in relation  to the

          Peabody Sale.



               Texas  Utilities and  Lehman Merchant  have now  received or

          waived   all  specific  regulatory  approvals  required  for  the

          purposes of the Texas Utilities Offer.



               The Texas  Utilities Offer  of 840  pence  per Energy  Group

          Share (NYSE/LSE:TEG) represents a  premium of 20 pence  per share

          to the  Increased  PacifiCorp Offer.    Texas Utilities  is  also

          offering  a limited share alternative  with a value  equal to 865 pence per Energy Group  Share, determined as, and subject  to the limitations, referred  to in the  offer document dated  March 10,

          1998.  The Texas Utilities Offer has not been declared final, and

          Texas Utilities has reserved  the right to increase its  offer in the event of a higher competing bid.



               Texas  Utilities, through  its  wholly  owned subsidiary  TU

          Acquisitions, owns  21.96% of The Energy  Group's issued ordinary share capital.



               Holders  of Energy  Group Securities  are strongly  urged to accept the Texas Utilities Offer as soon as possible  and, in any event, by  no later than 10:00 p.m. (London time), 5:00 p.m. (New

          York City time) on May 5, 1998.



               Texas Utilities Company is an investor-owned holding company

          for   energy   service   companies   engaged   in  domestic   and

          international electric  and natural gas  utility services, energy marketing, telecommunications, and other energy-related services.



                                       - END -













          FOR ADDITIONAL INFORMATION
            CONTACT:                    DAVID ANDERSON      TIM HOGAN
                                        214/812-4641    OR  214/812-2756
                                        DANDERSON@TU.COM    THOGAN@TU.COM

          GENERAL NEWS MEDIA CONTACT:   JIM LAWRENCE        214/812-5073
                                        RAND LAVONN         214/812-3675